EXHIBIT 21.1

Subsidiaries of the Registrant	Jurisdiction of Incorporation

Reaction Design, Inc.	California

Esterel Technologies, Inc.	California

SpaceClaim Corporation	Delaware

SAS IP, Inc.	Wyoming

Fluent China Holdings Limited	Barbados

ANSYS Belgium, S.A.	Belgium

ANSYS Canada Limited	Canada

2011767 Ontario Inc.	Canada

ANSYS France SAS	France

Apache Design Solutions Sarl.	France

Esterel Technologies, S.A.	France

ANSYS Germany GmbH	Germany

Apache Design Solutions GmbH	Germany

Esterel Technologies, GmbH	Germany

ANSYS Hong Kong Ltd.	Hong Kong

ANSYS Software Private Limited	India

Fluent India Private Limited	India

Apache Design Solutions Private Ltd.	India

Sequence Design India Private Ltd.	India

Apache Power Solutions Israel Ltd.	Israel

ANSYS Italia, Srl.	Italy

ANSYS Japan K.K.	Japan

Apache Design Solutions K.K.	Japan

Reaction Design Japan, K.K.	Japan

SpaceClaim Japan, K.K.	Japan

Apache Design Solutions Yuhan Hoesa	Korea

ANSYS Luxembourg Holding Company Sarl.	Luxembourg

Fluent Software (Shanghai) Co., Limited	People's Republic of China

ANSYS-Fluent (Shanghai) Engineering Software Trading Co., Ltd.	People's Republic of China

Apache Science and Technology (Shanghai) Co. Ltd.	People's Republic of China

Apache Design Solutions, Inc.	People's Republic of China

ANSYS OOO	Russia

Apache Design Solutions Pte. Ltd.	Singapore

ANSYS Iberia S.L.	Spain

ANSYS Sweden, AB	Sweden

ANSYS Switzerland GmbH	Switzerland

Apache Design Solutions Inc.	Taiwan

ANSYS UK Limited	United Kingdom

Century Dynamics, Limited	United Kingdom

ANSYS UK Holding Company Limited	United Kingdom

ANSYS UK Simulation Software Limited	United Kingdom

Apache Design Solutions, Ltd.	United Kingdom

Silver Nugget Limited	United Kingdom